Exhibit 99.2

PART 1 — FINANCIAL INFORMATION

Item 1. Unaudited Financial Statements

Sanchez Energy Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$133,367	$63,041
Available-for-sale investments	11,583	—
Oil and natural gas receivables	4,327	1,193
Fair value of derivative instruments	3,348	1,461
Other current assets	541	327
Total current assets	153,166	66,022
Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	131,216	126,201
Proved oil and natural gas properties	139,031	31,836
Total oil and natural gas properties	270,247	158,037
Less: Accumulated depreciation, depletion, amortization and impairment	(15,985)	(6,703)
Total oil and natural gas properties, net	254,262	151,334

Fair value of derivative instruments	868	—

Total assets	$408,296	$217,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - related entities	$15,008	$1,606
Accrued liabilities	24,999	526
Derivative premium liabilities	563	—
Total current liabilities	40,570	2,132
Asset retirement obligation	297	83
Total liabilities	40,867	2,215

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 3,000,000 and zero shares of 4.875% Cumulative Perpetual Convertible Preferred Stock, Series A, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	30	—
Common stock ($0.01 par value, 150,000,000 shares authorized; 33,510,300 and 33,000,000 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	335	330
Additional paid-in capital	384,392	215,115
Accumulated deficit	(17,328)	(304)
Total stockholders’ equity	367,429	215,141

Total liabilities and stockholders’ equity	$408,296	$217,356

The accompanying notes are an integral part of these condensed consolidated financial statements.

Sanchez Energy Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES:
Oil sales	$12,308	$2,633	$25,858	$9,433
Natural gas sales	185	61	604	437
Total revenues	12,493	2,694	26,462	9,870

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	610	440	2,015	1,208
Production and ad valorem taxes	613	157	1,569	551
Depreciation, depletion and amortization	4,576	800	9,282	2,761
Accretion	4	2	9	4
General and administrative (inclusive of stock-based compensation expense of $836 and $24,800, respectively, for the three and nine months ended September 30, 2012)	2,844	980	31,451	3,504

Total operating costs and expenses	8,647	2,379	44,326	8,028

Operating income (loss)	3,846	315	(17,864)	1,842

Other income (expense):
Interest and other income	12	—	31	—
Realized and unrealized gains (losses) on derivative instruments	(2,191)	1,759	809	1,558

Net income (loss)	1,667	2,074	(17,024)	3,400

Less:
Preferred stock dividends	(264)	—	(264)	—
Net income allocable to participating securities	(21)	—	—	—

Net income (loss) attributable to common stockholders	$1,382	$2,074	$(17,288)	$3,400

Net earnings (loss) per common share - basic and diluted	$0.04	$0.09	$(0.52)	$0.15

Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic and diluted	33,000	22,091	33,000	22,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

Sanchez Energy Corporation

Condensed Consolidated Statement of Stockholders’ Equity for the Nine Months Ended September 30, 2012 (Unaudited)

(in thousands)

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

BALANCE, December 31, 2011	—	$—	33,000	$330	$215,115	$(304)	$215,141

Issuance of preferred shares, net of offering costs of $5,488	3,000	30	—	—	144,482	—	144,512

Restricted stock awards, net of forfeitures and cancellations	—	—	510	5	(5)	—	—

Stock-based compensation	—	—	—	—	24,800	—	24,800

Net loss	—	—	—	—	—	(17,024)	(17,024)

BALANCE, September 30, 2012	3,000	$30	33,510	$335	$384,392	$(17,328)	$367,429

The accompanying notes are an integral part of these condensed consolidated financial statements.

Sanchez Energy Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(17,024)	$3,400
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	9,282	2,761
Asset retirement obligation accretion	9	4
Stock-based compensation	24,800	—
Unrealized gain on derivative instruments	(1,594)	(1,558)
Changes in operating assets and liabilities:
Accounts receivable	(3,114)	1,337
Other current assets	(214)	—
Price risk management activities, net	1,771	—
Accounts payable - related entities	13,402	(3,746)
Accrued liabilities	1,266	—
Net cash provided by operating activities	28,584	2,198

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(88,798)	(12,515)
Proceeds from sale of oil and natural gas properties	—	1,598
Investment in available-for-sale securities	(11,583)	—
Purchase and settlement on derivative contracts	(2,389)	—
Net cash used in investing activities	(102,770)	(10,917)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	150,000	—
Payments for offering costs	(5,488)	(439)
Net investment by parent	—	9,158
Net cash provided by financing activities	144,512	8,719

Increase in cash and cash equivalents	70,326	—
Cash and cash equivalents, beginning of period	63,041	—
Cash and cash equivalents, end of period	$133,367	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Asset retirement obligation	$205	$9
Change in accrued capital expenditures	23,207	2,151
Deferred premium liabilities	563	1,941

The accompanying notes are an integral part of these condensed consolidated financial statements.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1.   Organization

Sanchez Energy Corporation (together with its consolidated subsidiaries, the “Company,” “we,” “our,” “us” or similar terms) is an independent exploration and production company focused on the acquisition, exploration, and development of unconventional oil and natural gas resources primarily in the Eagle Ford Shale in South Texas. As of September 30, 2012, the Company had accumulated acreage in the Eagle Ford Shale in Gonzales, Zavala, Frio, Fayette, Lavaca, Atascosa, Webb and DeWitt Counties of South Texas.  In addition, the Company has properties located in the Haynesville Shale in north central Louisiana, which is primarily a natural gas play, and an undeveloped acreage position in Northern Montana, which the Company believes may be prospective for the Heath, Three Forks and Bakken Shales.  The principal markets for the Company’s products are the sale of such products at the wellhead or by transporting production to purchasers’ purchase points.

The Company was formed in August 2011 to acquire, explore and develop unconventional oil and natural gas assets.  On December 19, 2011, the Company completed its initial public offering (“IPO”) of 10.0 million shares of common stock, par value $0.01 per share, at a price to the public of $22.00 per share and received net proceeds of approximately $203.3 million in cash (net of expenses and underwriting discounts and commissions).

In connection with its IPO, on December 19, 2011, the Company entered into a contribution, conveyance and assumption agreement whereby Sanchez Energy Partners I, LP (“SEP I”) contributed to the Company 100% of the limited liability company interests in SEP Holdings III, LLC (“SEP Holdings III”), which owns interests in unconventional oil and natural gas assets consisting of undeveloped leasehold, proved oil and natural gas reserves and related equipment and other assets (the “SEP I Assets”) in exchange for approximately 22.1 million shares of the Company’s common stock and $50.0 million in cash.  The acquisition of oil and natural gas properties from SEP I was a transaction among entities under common control and, accordingly, the Company recorded the assets and liabilities acquired at their historical carrying values and presented the historical operations of the SEP I Assets on a retrospective basis for all prior periods presented in its financial statements.  In addition, the $50.0 million payment was reflected as a distribution to SEP I in the financial statements.

Also in connection with its IPO, the Company entered into a contribution agreement whereby it acquired 100% of the limited liability company interests of Marquis LLC, which owns unevaluated properties in Fayette, Lavaca, Atascosa, Webb and DeWitt Counties of South Texas (the “Marquis Assets”) in exchange for 909,091 shares of the Company’s common stock, valued at $20.0 million, and approximately $89.0 million in cash from the proceeds of the IPO. The acquisition was accounted for as a purchase of assets and recorded at cost at the acquisition date.

Also in connection with its IPO, on December 19, 2011, the Company entered into a services agreement and other related agreements with Sanchez Oil & Gas Corporation (“SOG”) pursuant to which SOG (directly or through its subsidiaries) agreed to provide the Company with the services and data that the Company believes are necessary to manage, operate and grow its business, and the Company agreed to reimburse SOG for all direct and indirect costs incurred on its behalf.

On June 19, 2012 and September 17, 2012, SEP I distributed substantially all of the approximately 22.1 million shares of the Company’s common stock that SEP I owned to the partners of SEP I (the “Distribution”).  The 21,932,659 shares of common stock distributed to SEP I’s partners constituted 66.5% of the issued and outstanding shares of the Company’s common stock.  The Distribution was a return on SEP I’s partners’ capital contributions to SEP I, thus no consideration was paid to SEP I for the shares of the Company’s common stock distributed.

On September 17, 2012, the Company completed a private placement of 3,000,000 shares of 4.875% Cumulative Perpetual Convertible Preferred Stock, Series A (the “Convertible Preferred Stock”), which were sold to a group of qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act. The private placement included 500,000 shares of Convertible Preferred Stock issued pursuant to the exercise of the initial purchasers’ option to cover over-allotments. The issue price of each share of the Convertible Preferred Stock was $50.00. The Company received net proceeds from the private placement of approximately $144.5 million, after deducting initial purchasers’ discounts and commissions and offering costs payable by the Company of approximately $5.5 million.

Note 2.   Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements are unaudited and were prepared from the Company’s records.  The condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP” or “U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  The Company derived the condensed consolidated balance sheet as of December 31, 2011 from the

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

audited financial statements filed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”).  Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by U.S. GAAP.  These condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the 2011 Annual Report, which contains a summary of the Company’s significant accounting policies and other disclosures.  In the opinion of management, these financial statements include the adjustments and accruals, all of which are of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods.  These interim results are not necessarily indicative of results to be expected for the entire year.

As of September 30, 2012, the Company’s significant accounting policies are consistent with those discussed in Note 2 in the notes to the Company’s consolidated financial statements contained in its 2011 Annual Report.

Available-for-Sale Investments

At September 30, 2012, the Company held certain investments in marketable securities as a means of temporarily investing the proceeds from its Convertible Preferred stock offering until the funds are needed for operating purposes. These investments are being accounted for as “available-for-sale” investments.  As a result, the investments are reflected at their fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income until the investments are sold, at which time the realized gains and losses are included in the results of operations.  As of September 30, 2012, there were no gains or losses recorded in accumulated other comprehensive income due to the fact that the fair value of these investments approximated the costs paid for these securities.  The Company did not have similar type investments during prior periods.

Basis of Presentation

The acquisition of oil and natural gas properties from SEP I was a transaction among entities under common control and accordingly, the Company recorded the assets and liabilities acquired at their historical carrying values and has presented the historical accounts of the SEP I Assets on a retrospective basis for all prior periods presented in the consolidated financial statements.

For periods prior to December 19, 2011, the consolidated financial statements were prepared on a “carve-out” basis from SEP I’s accounts and reflect the historical accounts directly attributable to the SEP I Assets together with allocations of costs and expenses. The financial statements for periods prior to December 19, 2011 may not be indicative of future performance and may not reflect what their results of operations, financial position, and cash flows would have been had the SEP I Assets been operated as an independent company.

SOG is a private oil and gas company engaged in the exploration for and development of oil and natural gas. SOG has historically acted as the operator of a significant portion of SEP I’s oil and natural gas properties. SOG provided all employee, management, and administrative support to SEP I and, for periods prior to December 19, 2011, a proportionate share of SOG’s general and administrative costs were allocated to the SEP I Assets. The costs of these services associated with the SEP I Assets were allocated to the SEP I Assets primarily based on the ratio of capital expenditures between the entities to which SOG provides services and the SEP I Assets. However, other factors, such as time spent on general management services and producing property activities, were also considered in the allocation of these costs. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the SEP I Assets been operated as an independent company for periods prior to December 19, 2011. On December 19, 2011, SOG began providing similar types of services to the Company under the services agreement as described below (Note 7).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its subsidiaries.  All intercompany balances and transactions have been eliminated.

Use of Estimates

The condensed consolidated financial statements are prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in the depletion and impairment of oil and natural gas properties, the evaluation of unproved properties for impairment, the fair value of commodity derivative contracts and asset retirement obligations, accrued oil and natural gas revenues and expenses and the allocation of general and administrative expenses. Actual results could differ materially from those estimates.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 3.  Oil and Natural Gas Properties

The Company’s oil and natural gas properties are accounted for using the full cost method of accounting.  All direct costs and certain indirect costs associated with the acquisition, exploration and development of oil and natural gas properties are capitalized. Once evaluated, these costs, as well as the estimated costs to retire the assets, are included in the amortization base and amortized to expense using the units-of-production method.  Amortization is calculated based on estimated proved oil and natural gas reserves.  Proceeds from the sale or disposition of oil and natural gas properties are applied to reduce net capitalized costs unless the sale or disposition causes a significant change in the relationship between capitalized costs and the estimated quantity of proved reserves.

Capitalized costs (net of accumulated depreciation, depletion and amortization and deferred income taxes) of proved oil and natural gas properties are subject to a full cost ceiling limitation.  The ceiling limits these costs to an amount equal to the present value, discounted at 10%, of estimated future net cash flows from estimated proved reserves less estimated future operating and development costs, abandonment costs (net of salvage value) and estimated related future income taxes.  In accordance with SEC rules, the oil and natural gas prices used to calculate the full cost ceiling are the 12-month average prices, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. Prices are adjusted for “basis” or location differentials.  Price is held constant over the life of the reserves.  If unamortized costs capitalized within the cost pool exceed the ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs. Amounts thus required to be written off are not reinstated for any subsequent increase in the cost center ceiling. No impairment expense was recorded for the three and nine month periods ended September 30, 2012 or 2011.

Investments in unproved properties and major development projects are capitalized and excluded from the amortization base until proved reserves associated with the projects can be determined or until impairment occurs.  Once the assessment of unproved properties is complete and when major development projects are evaluated, the costs previously excluded from amortization are transferred to the full cost pool subject to periodic amortization.  The Company assesses the carrying value of its unproved properties that are not subject to amortization for impairment periodically.  If the results of an assessment indicate that the properties are impaired, the amount of the asset impaired is added to the full cost pool subject to both periodic amortization and the ceiling test.

Note 4.  Derivative Instruments

To reduce the impact of fluctuations in oil and natural gas prices on the Company’s revenues, or to protect the economics of property acquisitions, the Company periodically enters into derivative contracts with respect to a portion of its projected oil and natural gas production through various transactions that fix or, through options, modify the future prices to be realized. These transactions may include price swaps whereby the Company will receive a fixed price for its production and pay a variable market price to the contract counterparty. Additionally, the Company may enter into collars, whereby it receives the excess, if any, of the fixed floor over the floating rate or pays the excess, if any, of the floating rate over the fixed ceiling price. In addition, the Company enters into option transactions, such as puts or put spreads, as a way to manage its exposure to fluctuating prices. These hedging activities are intended to support oil and natural gas prices at targeted levels and to manage exposure to oil and natural gas price fluctuations. It is never the Company’s intention to enter into derivative contracts for speculative trading purposes.

Under Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging,” all derivative instruments are recorded on the condensed consolidated balance sheets at fair value as either short-term or long-term assets or liabilities based on their anticipated settlement date. The Company will net derivative assets and liabilities for counterparties where it has a legal right of offset.  Changes in the derivatives’ fair values are recognized currently in earnings unless specific hedge accounting criteria are met.  The Company has elected not to designate its current derivative contracts as hedges.  Therefore, changes in the fair value of these instruments are recognized in earnings and included as realized and unrealized gains (losses) on derivative instruments in the condensed consolidated statements of operations.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

As of September 30, 2012, the Company had oil derivative instruments covering anticipated future production as follows:

	Derivative
Contract Period	Instrument	Barrels	Purchased	Sold
October 1, 2012 - December 31, 2012 (1)	Put Spread	92,000	$90.00	n/a
October 1, 2012 - December 31, 2012	Put Spread	115,000	$100.00	$80.00
January 1, 2013 - December 31, 2013	Put Spread	365,000	$95.00	$75.00
January 1, 2013 - December 31, 2013	Swap	182,500	$97.10	n/a

(1) In March 2012, the Company modified its existing put spread transaction by re-purchasing the $70 per barrel put for the period from July through December 2012.

The Company deferred the payment of premiums associated with certain of its oil derivative instruments.  At September 30, 2012, the balance of deferred payments totaled approximately $0.6 million. These premiums will be paid to the counterparty with each monthly settlement.

Balance Sheet Presentation

The Company’s derivatives are presented on a net basis as “Fair value of derivative instruments” on the condensed consolidated balance sheets.  The following information summarizes the fair value of derivative instruments as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30,	December 31,
	2012	2011
Current asset	$3,348	$1,461
Long-term asset	868	—

Total fair value at period end	$4,216	$1,461

Gain (Loss) on Derivatives

Gains and losses on derivatives are reported on the condensed consolidated statements of operations as “Realized and unrealized gains (losses) on derivative instruments.”  Realized gains (losses) represent amounts related to the settlement of derivative instruments or the expiration of contracts.  Unrealized gains (losses) represent the change in fair value of the derivative instruments to be settled in the future and are non-cash items which fluctuate in value as commodity prices change.  The following summarizes the Company’s realized and unrealized gains (losses) on derivative instruments for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Realized losses on derivative instruments	$(87)	$—	$(785)	$—
Unrealized gains (losses) on derivative instruments	(2,104)	1,759	1,594	1,558
Total realized and unrealized gains (losses) on derivative instruments	$(2,191)	$1,759	$809	$1,558

Note 5.         Fair Value of Financial Instruments

Measurements of fair value of derivative instruments are classified according to the fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value. Fair value is the price that would be received upon the sale of an asset or

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1: Measured based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Measured based on quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that can be valued using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The valuation models used to value derivatives associated with the Company’s oil and natural gas production are primarily industry standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, and (c) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although third party quotes are utilized to assess the reasonableness of the prices and valuation techniques, there is not sufficient corroborating evidence to support classifying these assets and liabilities as Level 2.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Fair Value on a Recurring Basis

The following tables set forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012
	Active Market
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value
Description
LTIP (1)	$—	$(2,492)	$—	$(2,492)
Available-for-sale marketable securities	11,583	—	—	11,583
Oil derivative instruments	—	618	3,598	4,216
Total	$11,583	$(1,874)	$3,598	$13,307

(1) See Note 10 for further discussion on stock-based compensation expenses for certain grants accounted for under ASC 505-50 and 718.

	December 31, 2011
	Active Market
	for Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value
Description
Oil derivative instruments	$—	$—	$1,461	$1,461
Total	$—	$—	$1,461	$1,461

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The Company’s oil derivative instruments are accounted for at fair value on a recurring basis.  The net fair value at September 30, 2012 and December 31, 2011 of $4.2 million and $1.5 million, respectively, were classified as Level 3.  The fair values of derivative instruments are based on a third-party pricing model which utilizes inputs that include (a) quoted forward prices for oil and gas, (b) discount rates, (c) volatility factors and (d) current market and contractual prices, as well as other relevant economic measures. The estimates of fair value are compared to the values provided by the counterparty for reasonableness. Derivative instruments are subject to the risk that counterparties will be unable to meet their obligations. Such non-performance risk is considered in the valuation of the Company’s derivative instruments, but to date has not had a material impact on estimates of fair values. Significant changes in the quoted forward prices for commodities and changes in market volatility generally lead to corresponding changes in the fair value measurement of the Company’s oil derivative instruments.

The following table sets forth a reconciliation of changes in the fair value of the Company’s oil derivative instruments classified as Level 3 in the fair value hierarchy (in thousands):

	Significant Unobservable Inputs
	(Level 3)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Beginning balance	$7,369	$1,740	$1,461	$—
Realized and unrealized gains (losses) included in earnings	(2,191)	1,759	809	1,558
Settlements	(962)	—	(1,190)	—
Purchase of derivative contracts	—	—	2,952	1,941
Buy out of derivative contracts	—	—	184	—
Ending balance	$4,216	$3,499	$4,216	$3,499

Change in unrealized gains (losses) included in earnings related to derivatives still held as of September 30, 2012 and 2011	$(1,994)	$1,759	$1,523	$1,558

Fair Value on a Non-Recurring Basis

The Company follows the provisions of ASC 820-10 for nonfinancial assets and liabilities measured at fair value on a non-recurring basis.  As it relates to the Company, the statement applies to the initial recognition of asset retirement obligations for which fair value is used.

The asset retirement obligation estimates are derived from historical costs as well as management’s expectation of future cost environments.  As there is no corroborating market activity to support the assumptions, the Company has designated these liabilities as Level 3.  A reconciliation of the beginning and ending balances of the Company’s asset retirement obligations is presented in Note 6.

Note 6.         Asset Retirement Obligations

Asset retirement obligations represent the present value of the estimated cash flows expected to be incurred to plug, abandon and remediate producing properties, excluding salvage values, at the end of their productive lives in accordance with applicable laws. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment, remediation costs, and well life. The inputs are calculated based on historical data as well as current estimates. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, any gain or loss is treated as an adjustment to the full cost pool.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The changes in the asset retirement obligation for the nine months ended September 30, 2012 and 2011 were as follows (in thousands):

	2012	2011
Abandonment liability as of January 1,	$83	$60
Liabilities incurred during period	205	9
Accretion expense	9	4
Abandonment liability as of September 30,	$297	$73

Note 7.         Related Party Transactions

SOG, headquartered in Houston, Texas, is a private full service oil and natural gas company engaged in the exploration and development of oil and natural gas primarily in the South Texas and onshore Gulf Coast areas on behalf of its affiliates.  The Company refers to SOG, SEP I, and their affiliates (but excluding the Company) collectively as the “Sanchez Group.”

Services and Other Agreements

The Company does not have any employees.  On December 19, 2011 it entered into a services agreement with SOG pursuant to which specified employees of SOG provide certain services with respect to the Company’s business under the direction, supervision and control of SOG. Pursuant to this arrangement, SOG performs centralized corporate functions for the Company, such as general and administrative services, geological, geophysical and reserve engineering, lease and land administration, marketing, accounting, operational services, information technology services, compliance, insurance maintenance and management of outside professionals. The Company compensates SOG for the services at a price equal to SOG’s cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG’s behalf) allocated in accordance with SOG’s regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of the Sanchez Group on SOG’s behalf or borrowed by SOG from other members of the Sanchez Group, in each case, in connection with the performance by SOG of services on the Company’s behalf. The Company also reimburses SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to the Company (other than income, franchise or margin taxes measured by SOG’s net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers.

The initial term of the services agreement is five years. The term will automatically extend for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

In connection with the services agreement, SOG also entered into a licensing agreement with the Company pursuant to which it granted to the Company a license to the unrestricted use of proprietary seismic, geological and geophysical information related to the Company’s properties owned by SOG, and all such information related to the Company’s properties not otherwise licensed to the Company will be interpreted and used by SOG for the Company’s benefit under the services agreement. In addition, SOG entered into a contract operating agreement with the Company under which SOG agreed to develop, manage and operate the Company’s properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation.  No costs, fees or other expenses are payable by the Company under these agreements. The licensing agreement and contract operating agreement will terminate concurrently with the termination or expiration of the services agreement.

Prior to entering into the services agreement, SOG incurred general and administrative expenses that were allocated to the Company based on the ratio of capital expenditures between the entities to which SOG provided services and the SEP I Assets.  Other factors, such as time spent on general management services and producing property activities, were also considered in the allocation of these costs.  Beginning December 19, 2011, the costs were allocated to the Company according to the terms of the services agreement.  Salaries and associated benefit costs of SOG employees are allocated to the Company based on the actual time spent by the professional staff on the properties and business activities of the Company. General and administrative costs, such as office rent, utilities, supplies, and other overhead costs, are allocated to the Company based on a fixed percentage that is reviewed quarterly and adjusted, if needed, based on the activity levels of services provided to the Company. General and administrative costs that are specifically incurred by or for the specific benefit of the Company are charged directly to the Company.  Expenses allocated to the Company for general and administrative expenses for the three and nine months ended September 30, 2012 and 2011 (in thousands) are as follows:

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Administrative fees	$1,341	$740	$3,586	$3,181
Third-party expenses	667	240	3,065	323
Total included in general and administrative expenses	$2,008	$980	$6,651	$3,504

As of September 30, 2012, the Company had a payable to SOG of $15.0 million which is reflected as “Accounts payable — related entities” in the condensed consolidated balance sheets.  This amount consists primarily of obligations for general and administrative costs and operating expenses for the Company’s oil and natural gas properties operated by SOG.

Note 8.         Accrued Liabilities

The following information summarizes accrued liabilities as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30,	December 31,
	2012	2011
Capital expenditures	$23,456	$249
General and administrative costs	744	170
Production taxes	202	56
Ad valorem taxes	353	5
Lease operating expenses	244	46
Total accrued liabilities	$24,999	$526

Note 9.         Stockholders’ Equity

Common Stock Offering - On December 19, 2011, the Company completed its IPO of 10.0 million shares of common stock, par value $0.01 per share, at a price to the public of $22.00 per share.  The Company received net proceeds of approximately $203.3 million from the sale of the shares of common stock (net of expenses and underwriting discounts and commissions).

Preferred Stock Offering - On September 17, 2012, the Company completed a private placement of 3,000,000 shares of Convertible Preferred Stock, which were sold to a group of qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act. The private placement included 500,000 shares of Convertible Preferred Stock issued pursuant to the exercise of the initial purchasers’ option to cover over-allotments. The issue price of each share of the Convertible Preferred Stock was $50.00. The Company received net proceeds from the private placement of approximately $144.5 million, after deducting initial purchasers’ discounts and commissions and offering costs payable by the Company of approximately $5.5 million.

Pursuant to the Certificate of Designations for the Convertible Preferred Stock (the “Certificate of Designations”), each share of Convertible Preferred Stock is convertible at any time at the option of the holder thereof at an initial conversion rate of 2.3250 shares of common stock per share of Convertible Preferred Stock (which is equal to an initial conversion price of approximately $21.51 per share of common stock) and is subject to specified adjustments. Based on the initial conversion price, approximately 6,975,000 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Convertible Preferred Stock.

The annual dividend on each share of Convertible Preferred Stock is 4.875% on the liquidation preference of $50 per share and is payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1, commencing on January 1, 2013, when, as and if declared by the Company’s Board of Directors (the “Board”). No dividends were accrued or accumulated prior to September 17, 2012. The Company may, at its option, pay dividends in cash and, subject to certain conditions, common stock or any combination thereof.  As of September 30, 2012, cumulative, undeclared dividends on the Convertible Preferred Stock amounted to approximately $0.3 million.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Except as required by law or the Company’s Amended and Restated Certificate of Incorporation, holders of the Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for six or more quarterly periods (whether or not consecutive). In that event and until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on the Company’s Board will increase by that same number.

At any time on or after October 5, 2017, the Company may at its option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into common stock at the then-prevailing conversion price, if, among other conditions, the closing sale price (as defined) of the Company’s common stock equals or exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion.

If a holder elects to convert shares of Convertible Preferred Stock upon the occurrence of certain specified fundamental changes, the Company will be obligated to deliver an additional number of shares above the applicable conversion rate to compensate the holder for lost option time value of the shares of Convertible Preferred Stock as a result of the fundamental change.

Earnings (Loss) Per Share — Shares issued to SEP I in exchange for the SEP I Assets have been retroactively reflected as outstanding for all periods presented. The shares of common stock issued in exchange for the Marquis Assets as well as the shares issued in the IPO were considered outstanding since the date of these transactions.

Basic net earnings (loss) per common share are computed using the two-class method.  The two-class method is required for those entities that have participating securities.  The two-class method is an earnings allocation formula that determines net earnings (loss) per share for participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company’s restricted shares of common stock (see Note 10) are participating securities under ASC 260, “Earnings per Share,” because they may participate in undistributed earnings with common stock.  Participating securities do not have a contractual obligation to share in the Company’s losses.  Therefore, in periods of net loss, no portion of the loss is allocated to participating securities.

Diluted net earnings (loss) per common share reflect the dilutive effects of the participating securities using the two-class method or the treasury stock method, whichever is more dilutive.  They also reflect the effects of the potential conversion of the Convertible Preferred Stock using the if-converted method, if the effect is dilutive.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The following table shows the computation of basic and diluted net earnings (loss) per share for the three and nine months ended September 30, 2012 and 2011 (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income (loss)	$1,667	$2,074	$(17,024)	$3,400
Less:
Preferred stock dividends	(264)	—	(264)	—
Net income allocable to participating securities(1)(4)	(21)	—	—	—
Net income (loss) attributable to common stockholders	$1,382	$2,074	$(17,288)	$3,400

Weighted average number of unrestricted outstanding common shares used to calculate basic net earnings (loss) per share(2)	33,000	22,091	33,000	22,091
Dilutive shares (3)(4)	—	—	—	—
Denominator for diluted earnings (loss) per common share	33,000	22,091	33,000	22,091

Net earnings (loss) per common share - basic and diluted	$0.04	$0.09	$(0.52)	$0.15

(1) For the nine months ended September 30, 2012, no losses were allocated to participating restricted stock because such securities do not have a contractual obligation to share in the Company’s losses.

(2) For purposes of this calculation, the weighted average number of unrestricted outstanding common shares includes: (i) the 22,090,909 shares issued for the SEP I Assets, (ii) the 909,091 shares issued for the Marquis Assets and (iii) the 10,000,000 shares issued in the IPO for the three and nine months ended September 30, 2012.

(3) The three and nine months ended September 30, 2012 exclude 71,842 and 254,757 shares, respectively, of weighted average restricted stock and 996,429 and 330,931 shares, respectively, of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(4) The Company had no outstanding stock awards prior to its initial grants in January 2012.

Note 10.  Stock-Based Compensation

At the Annual Meeting of Stockholders of the Company held on May 23, 2012, the Company’s stockholders approved the Sanchez Energy Corporation Amended and Restated 2011 Long Term Incentive Plan (the “LTIP”). The Company’s Board had previously approved the amendment of the Sanchez Energy Corporation 2011 Long Term Incentive Plan on April 16, 2012, subject to stockholder approval.

The LTIP provides for the award of stock options, stock appreciation rights, restricted stock, phantom stock, other stock-based awards or stock awards, or any combination thereof.  Any director or consultant of the Company or any employee of the Company, a subsidiary of the Company or a Sanchez Group Member (as defined in the LTIP) is eligible to participate in the LTIP. The LTIP provides that the number of shares of the Company’s common stock available for incentive awards is 15% of the issued and outstanding shares of common stock.

The Company records stock-based compensation expense for awards granted to its directors (for their services as directors) in accordance with the provisions of ASC 718, “Compensation — Stock Compensation.”  Stock-based compensation expense for these awards is based on the grant-date fair value and recognized over the vesting period using the straight-line method. The fair value of restricted stock awards is based on the closing sales price of the Company’s common stock on the grant date.

Awards granted to employees of the Sanchez Group (including those employees of the Sanchez Group who also serve as the Company’s officers) and consultants in exchange for services are considered awards to non-employees and the Company records stock-based compensation expense for these awards at fair value in accordance with the provisions of ASC 505-50, “Equity-Based Payments to Non-Employees.”   For awards granted to non-employees, the Company records compensation expenses equal to the fair value of the stock-based award at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date.  Compensation expense for unvested awards to non-employees is revalued at each period end and is

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

amortized over the vesting period of the stock-based award.  Stock-based payments are measured based on the fair value of goods or services received or the equity instruments granted, whichever is more determinable.

During the nine months ended September 30, 2012, the Company issued 17,200 shares of restricted common stock pursuant to the LTIP to two directors of the Company that vest one year from the date of grant.  Pursuant to ASC 718, stock based compensation expense for these awards was based on their grant date fair value of $17.57 and $23.91 per share and is being amortized over the one year vesting period.

The Company also issued approximately 1.6 million shares of restricted common stock pursuant to the LTIP to certain employees of SOG (including the Company’s officers), with whom the Company has a services agreement.  Approximately 1.1 million shares of restricted common stock were to vest equally over a two-year period and approximately 0.5 million shares of restricted common stock vest in equal annual amounts over a three-year period.  On June 15, 2012, at the recommendation of the Company’s President and Chief Executive Officer and with the consent of the recipients of these awards, the 1.1 million shares of restricted common stock that were to vest equally over a two-year period were rescinded and cancelled by the Board.  All other grants previously made to employees of SOG were not modified or cancelled as a result of the rescissions.

For the restricted stock awards granted to non-employees that were not rescinded and cancelled, stock-based compensation expense is based on fair value remeasured at each reporting period and recognized over the vesting period using the straight-line method.  Compensation expense for these awards will be revalued at each period end until vested.

For the restricted stock awards granted to non-employees that were rescinded and cancelled, stock-based compensation expense was based on the fair value at the date of cancellation, and all of the associated unrecognized compensation expense was accelerated and recognized as stock-based compensation expense.  At the date of cancellation, the fair value of the stock awards cancelled was approximately $22.3 million, or $20.28 per restricted share.

The Company recognized the following stock-based compensation expense (in thousands) for the periods indicated which is reflected as general and administrative expense in the consolidated statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Restricted stock awards, directors	$91	$—	$184	$—
Restricted stock awards, non-employees	745	—	2,308	—
Restricted stock awards, cancelled	—	—	22,308	—
Total stock-based compensation expense	$836	$—	$24,800	$—

Based on the $20.43 per share closing price of the Company’s common stock on September 30, 2012, there was approximately $7.9 million of unrecognized compensation cost related to these non-vested restricted shares outstanding.  The cost is expected to be recognized over an average period of approximately 2.3 years.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

A summary of the status of the non-vested shares as of September 30, 2012 is presented below:

Number of
Non-Vested
Shares
Non-vested common stock at December 31, 2011	—
Granted	1,622,200
Cancelled	(1,100,000)
Forfeited	(11,900)
Non-vested common stock at September 30, 2012	510,300

As of September 30, 2012, approximately 4.4 million shares remain available for future issuance to participants.

Note 11.  Income Taxes

The SEP I Assets contributed by SEP I were historically owned by a limited partnership that is not a taxable entity and is a disregarded entity for federal income tax purposes.  SEP I’s taxable income or loss was allocated to the limited and general partners of SEP I.  With the transfer of the properties to the Company, the SEP I Assets’ operations are now subject to federal and state income taxes.

The Company’s estimated annual effective income tax rates are used to allocate expected annual income tax expense to interim periods. The rates are determined based on the ratio of estimated annual income tax expense to estimated annual income before income taxes by taxing jurisdiction, except for discrete items, which are significant, unusual or infrequent items for which income taxes are computed and recorded in the interim period in which the specific transaction occurs. The estimated annual effective income tax rates are applied to the year-to-date income before income taxes by taxing jurisdiction to determine the income tax expense allocated to the interim period. The Company updates its estimated annual effective income tax rate at the end of each quarterly period considering the geographic mix of income based on the tax jurisdictions in which the Company operates. Actual results that are different from the assumptions used in estimating the annual effective income tax rate will impact future income tax expense. The Company’s estimated annual effective income tax rate differs from the U.S. federal statutory corporate income tax rate of 35% due to the expectation that the Company will continue to provide a full valuation allowance against its deferred tax assets.  The following table sets forth a reconciliation of the statutory federal income tax with the income tax provision (in thousands):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2012	2012

Income tax expense (benefit)	$584	$(5,958)
Rescission of restricted stock	—	7,808
Valuation allowance	(584)	(1,850)
Net income tax provision	$—	$—

At September 30, 2012, the Company had estimated net operating loss carryforwards of $76.3 million which begin to expire in 2031.

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible.  The Company believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, management is not able to determine that it is more likely than not that the deferred tax assets will be realized and therefore has established a full valuation allowance to reduce the net deferred tax asset to zero at September 30, 2012 and December 31, 2011.  The Company will continue to assess the valuation allowance against deferred tax assets considering all available information obtained in future reporting periods.

At September 30, 2012, the Company had no material uncertain tax positions.

Sanchez Energy Corporation

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 12. Commitments and Contingencies

From time to time, the Company may be involved in lawsuits that arise in the normal course of its business. It is the opinion of management and counsel that the outcome of any such lawsuits will not materially affect the financial position and operations of the Company.

Note 13. Subsidiary Guarantors

The Company has filed a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The subsidiaries of the Company (the “Subsidiaries”) are co-registrants with the Company, and the registration statement registers guarantees of debt securities by the Subsidiaries.  As of September 30, 2012, the Subsidiaries are 100 percent owned by the Company and any guarantees by the Subsidiaries will be full and unconditional (except for customary release provisions).  The Company has no assets or operations independent of the Subsidiaries and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Company.  In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Company, such guarantees will constitute joint and several obligations.